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                                                                    EXHIBIT 99.1

[COHO LOGO]


ENERGY, INC.

14785 PRESTON ROAD, SUITE 860, DALLAS, TEXAS 75254 TEL.:(972)774-8300
FAX:(972)991-2257



        COHO ENERGY ANNOUNCES THE APPROVAL OF THE SALE OF ALL OF ITS OIL
                               AND GAS PROPERTIES

Dallas, Texas, August 7, 2002 - Coho Energy, Inc. (CHOH: OTC BB) announced today that on August 6, 2002 the U.S. Bankruptcy Court in Dallas, Texas approved the sale of essentially all of its oil and gas properties for an aggregate sales price of $222.8 million. The sale price for Coho Energy's oil and gas properties located in Oklahoma and Red River County, Texas to Citation Oil & Gas Corp. was approved in the amount of $172.5 million, an increase of $7 million over the original bid amount. The sale of Coho Energy's oil and gas properties located in Mississippi and Navarro County, Texas to Denbury Resources, Inc. was approved at the original bid amount of $50.3 million. In connection with the sales, Coho Energy is seeking to assign certain related contracts and leases to Citation and Denbury.

The property sales are scheduled to be completed on August 29, 2002, subject to completion of title and environmental reviews. The claims of creditors of Coho Energy who have liens against properties sold to Citation and Denbury will attach to the sale proceeds paid to Coho Energy at closing. Those creditors will receive payments on allowed claims in accordance with future orders of the Bankruptcy Court.

Since the estimated claims of Coho Energy's creditors in its bankruptcy proceedings aggregate in excess of $335 million, it is unlikely that Coho Energy's shareholders will receive any distribution upon liquidation of the company. Coho Energy intends to file a plan of liquidation following the closing of the sales to Citation and Denbury. Creditors with allowed claims that do not attach to the sale proceeds will receive distributions pursuant to Coho Energy's plan of liquidation after approval by the Bankruptcy Court.

For further information contact:  Gary Pittman at 972-774-8300.